FOR IMMEDIATE RELEASE                 Contact:
                                      Spanlink Acquisition Corp.
                                      (612) 971-2114
                                      brett.shockley@spanlink.com

                                      Tim Briggs, CFO
                                      Spanlink Communications, Inc.
                                      (612) 971-2135
                                      tim.briggs@spanlink.com


                      SPANLINK ACQUISITION CORP. ANNOUNCES
                       PRELIMINARY RESULTS OF TENDER OFFER


MINNEAPOLIS, April 4, 2000 - Spanlink Acquisition Corp. (SAC) announced today that shares of Spanlink Communications, Inc. (Spanlink) tendered into the Tender Offer together with the founders' shares of Spanlink currently exceed ninety percent (90%) of the outstanding shares of Spanlink. Holders of Spanlink common stock who have tendered their shares have the right to withdraw the tenders at any time prior to the expiration time of 5 p.m., April 12, 2000. As described in the Offer to Purchase, if SAC acquires ninety percent (90%) or more of Spanlink, SAC plans to merge with Spanlink without seeking a vote by Spanlink shareholders, as permitted by the Minnesota Business Corporation Act. SAC plans to close the Tender Offer and effect the merger of SAC with and into Spanlink as soon as practicable following the expiration of the Tender Offer.


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